SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 30, 2017

PARETEUM CORPORATION

(Exact name of registrant as specified in Charter)

Delaware	001-35360	95-4557538
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Park Avenue

New York, NY 10017

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (212) 984-1096

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2017, Pareteum Corporation (the “Company”) entered into an agreement (the “Agreement”) with Saffelberg Investments NV (the “Holder”) pursuant to which the Company and the Holder amended the terms of, redeemed or effected conversion, as the case may be, of certain convertible promissory notes (the “Note(s)”) and warrants (the “Warrant(s)”) previously issued by the Company to the Holder.

Pursuant to the Agreement, the Company and the Holder agreed to modify certain terms of the Notes whereby (i) the principal amount of one Note, in the initial amount of $723,900, will be increased by ten percent (10%) and subsequently converted into 530,860 shares of common stock, par value $0.00001 per share (the “Common Stock”), of the Company and (ii) the Company will immediately repay in cash another Note in the principal amount of $350,000, plus interest of $59,304.20.

The Agreement also provides (i) for a ten percent (10%) increase in the number of shares of Common Stock issuable upon the exercise of a Warrant, exercisable for an initial amount of 96,520 shares of Common Stock, as well as a change in the exercise price of the Warrant to $1.87 per share, (ii) a change in the exercise price of a second Warrant for 80,000 shares of Common Stock to $1.87 per share and an extension of the expiration date to August 31, 2021, and (iii) a change in the exercise price of a third Warrant for 40,000 shares of Common Stock to $1.87 per share and extension of the expiration date to August 31, 2021. Further, the provisions contained in all of the Warrants granting the Holder anti-dilution protection, and re-pricing and cashless exercise provisions have also been removed pursuant to the Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K concerning the Agreement is incorporated herein by reference. The issuance of the shares of the Company’s common stock under the Agreement is pursuant to an exemption from registration under Section 4(a)(2) and Regulation D of the Securities Act.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

10.1      Agreement, dated March 30, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2017	PARETEUM CORPORATION

	By:	/s/ Alexander Korff
Name: Alexander Korff
Title: General Counsel & Secretary